Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 28, 2005, in the Registration Statement (Form SB-2) and related Prospectus of BioDelivery Sciences International, Inc. for the registration of shares of its common stock.

/s/ Aidman, Piser & Company, P.A.

Tampa, Florida

April 29, 2005